Exhibit 99.3

ADVANTEST CORPORATION
Shin-Marunouchi Center Building,
1-6-2 Marunouchi, Chiyoda-ku,
Tokyo 100-0005, Japan
Phone: +81-3-3214-7500 Facsimile: +81-3-3214-7705

November 27, 2010

Mr. Keith L. Barnes

Chairman of the Board and Chief Executive Officer

Verigy Ltd.

10100 N. Tantau Avenue

Cupertino, California 95014-2540

U.S.A.

Dear Mr. Barnes

On behalf of Advantest Corporation (“Advantest”), I am pleased to submit the proposal set forth below to acquire Verigy Ltd. (“Verigy”) by way of an all-cash transaction which is intended to be priced at a substantial premium to Verigy’s current trading price. We believe that the combination that we are proposing will provide immediate value to shareholders of Verigy, establish a stronger combined entity that is better positioned to serve its customers and provide tremendous opportunities for professional enhancement to the management and employees of Verigy.

We are extremely impressed with the business you and your management team have developed. We are particularly excited about how Verigy complements our businesses and our strategies for future growth. We believe that Verigy’s technology, products, customer relationships and geographic presence are an excellent fit with Advantest’s. Together, the combined entity will be well positioned to be a more reliable supplier to its customers, including providing more complete product solutions and better services. In addition, Advantest’s strong balance sheet will enable the combined entity to capitalize on its growth opportunities while at the same time having greater financial viability during the cyclical downturns to which our industry is periodically exposed. We believe shareholders, employees and customers will take great comfort in the increased financial viability of the combined entity.

Further, we believe that the success of a combination of Verigy and Advantest clearly lies in: (i) Verigy’s management and employees remaining in place and (ii) the management teams of Verigy and Advantest working together to realize the benefits of a combination. We envision that Verigy’s current senior management team and employees will have important roles in the combined entity and are looking forward to working with you to define these roles.

In short, the combination we propose is the logical next step for the shareholders, customers and employees of both of our companies.

We believe a transaction between Verigy and Advantest would provide demonstrably superior value to your shareholders, employees and customers compared with the transaction with LTX-Credence Corporation (“LTX-Credence”). To that end and subject to conditions to be set forth in any subsequent formal offer, Advantest proposes to acquire all outstanding Verigy ordinary shares in an all-cash transaction for $12.15 per share. The proposed price represents an approximately 40% premium over the closing price of Verigy ordinary shares as of November 26, 2010.

Subject to our further discussions with you and your Board, brief confirmatory due diligence and the execution of mutually acceptable definitive documentation, we intend to effect the transaction by way of a tender offer for all of Verigy’s outstanding ordinary shares. Advantest would use its currently existing cash balances to finance the transaction. The transaction would not be subject to a shareholder vote by Advantest and we expect that the transaction could be consummated within six to eight weeks of the launch of the formal tender offer under applicable law, subject to any timing constraints as may be imposed under applicable law. Because the transaction would be financed entirely through Advantest’s existing cash reserves, our offer, would not be subject to any financing contingency. We are prepared to begin discussions with you as early as tomorrow.

Our proposal is clearly superior for your stakeholders to the proposed transaction involving LTX-Credence for the following reasons:

•	Our proposal provides higher absolute value for each Verigy share;

•	Our proposal provides value certainty;

•	Our proposal provides immediate liquidity; and

•	Our proposal provides less risk to the shareholders, employees and customers of Verigy

As is customary, our proposal is subject to completion of a brief, confirmatory due diligence review and the negotiation of mutually acceptable definitive documentation. We understand, of course, your contractual obligations under your merger agreement with LTX-Credence, which itself anticipates the possibility of receipt by Verigy of a superior proposal, and we would anticipate that you will adhere to your obligations under that agreement in all respects in considering and acting upon our proposal. Accordingly, the transaction we proposed is also subject to the termination of your merger agreement with LTX-Credence, in accordance with its terms.

As you know, it is necessary to communicate our proposal in this manner (i.e., in letter form) because of the “no shop” provisions of your merger agreement with LTX-Credence. However, we prefer to work collaboratively with you and your Board of Directors to complete a negotiated transaction that helps Verigy realize the full potential of its franchise. We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete the transaction. We have engaged GCA Savvian Advisors and Skaddcn, Arps, Slate, Meagher & Flom LLP to advise us in this transaction. Lead contact points are Geoff Baldwin (415) 318-3640 and Ken King at (650) 470-4530 for GCA Savvian Advisors and Skadden, respectively. We and our advisors are ready to meet with you and your advisors to discuss all aspects of our proposal, and to answer any questions you or they may have about our proposal. Although we have already completed a thorough due diligence review based solely on publicly available information, we would like to commence confirmatory due diligence as soon as possible and are ready to begin tomorrow. We assume that given your recently concluded merger agreement with LTX-Credence, there is a data room already set up that is comprehensive and readily accessible. We are prepared to enter into a customary and reasonable confidentiality agreement no less favorable to Verigy than the one between Verigy and LTX-Credence in order to facilitate our prompt access to the data room.

The Board of Advantest has unanimously approved this proposal, and has unanimously authorized us to proceed with the proposed transaction, subject to our confirmatory due diligence and the outcome of our discussion with you and your Board of Directors, following which we anticipate making a formal definitive offer for Verigy. We aim to promptly conclude the transaction that is enthusiastically supported by you and your Board of Directors, shareholders and employees. We look forward to hearing from you.

Sincerely,

/s/ Haruo Matsuno
Haruo Matsuno
President and CEO
Advantest Corporation

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